Exhibit 99.1

Investor Contact: Steve Keenan
(314) 719-1755
InvestorRelations@Olin.com
News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

Olin Announces Fourth Quarter 2025 Results

Highlights

•Fourth quarter 2025 net loss of ($85.7) million, or ($0.75) per diluted share
•Quarterly adjusted EBITDA of $67.7 million
•Year-end 2025 net debt comparable to year-end 2024

Clayton, MO, January 29, 2026 – Olin Corporation (NYSE: OLN) announced financial results for the fourth quarter ended December 31, 2025. Fourth quarter 2025 reported net loss was ($85.7) million, or ($0.75) per diluted share, which compares to fourth quarter 2024 reported net income of $10.7 million, or $0.09 per diluted share. Fourth quarter 2025 adjusted EBITDA of $67.7 million excludes depreciation and amortization expense of $125.7 million and restructuring charges of $19.1 million. Fourth quarter 2024 adjusted EBITDA was $193.4 million. Sales in the fourth quarter 2025 were $1,665.1 million, compared to $1,671.3 million in the fourth quarter 2024. Full year 2025 reported net loss was ($42.8) million, or ($0.37) per diluted share, which compares to full year 2024 reported net income of $108.6 million, or $0.91 per diluted share.

Ken Lane, President and Chief Executive Officer, said, “During the fourth quarter, we experienced continued headwinds related to the trough market environment exacerbated by customer destocking as well as planned maintenance turnarounds and unplanned operating events. Despite that, we remain committed to executing our value-first commercial approach and are focused on our Optimize the Core strategic priorities: operating safely and reliably, delivering our Beyond250 structural cost reductions and maximizing cash generation. We have begun to see benefits from our Beyond250 initiative, realizing a $44 million reduction in structural costs in 2025. As a result of proactive actions taken, we generated $321.2 million of operating cash flow in fourth quarter 2025 and ended the year with net debt comparable to year-end 2024.

“Operational challenges and weaker than expected chlorine demand impacted our Chlor Alkali Products and Vinyls segment fourth quarter 2025 performance. Our Chlor Alkali Products and Vinyls business remains committed to maintaining our operating discipline and preserving our Electrochemical Unit (ECU) values in the current trough environment.”

Lane continued, “Although global epoxy demand remains challenged, as one of the last integrated and lowest cost epoxy producers, we have grown our participation in the United States and European epoxy markets, despite continued market saturation from subsidized Asian competitors. We also continue to grow sales of our formulated solutions products. Given these results, in combination with the benefits from our new Stade, Germany supply agreement and our on-going Beyond250 initiative to reduce structural costs, including the recent decision to close our Guarujá, Brazil Epoxy production site, we anticipate our Epoxy business will return to profitability in 2026.

“Winchester’s fourth quarter 2025 efforts to right-size inventories in the value chain have accelerated channel destocking. Winchester continues to experience rising raw material costs, including copper, brass, and propellant. To help mitigate these significant cost pressures, Winchester is implementing increased commercial ammunition pricing for the first quarter 2026. Our military business continues to deliver strong growth.”

Commenting on Olin’s outlook for first quarter 2026, Lane continued, “As a result of upcoming sequentially higher planned maintenance turnaround costs and higher raw material costs, including increased electrical power costs, we expect first quarter 2026 results from our Chemicals businesses to be lower than fourth quarter 2025. In our Winchester business, as commercial customer inventories become more normalized, we expect our first quarter 2026 results to modestly increase from fourth quarter 2025. Overall, we expect Olin’s first quarter 2026 adjusted EBITDA to be lower than fourth quarter 2025 levels.”
SEGMENT REPORTING
Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense), non-operating pension income, other income, and income taxes, and includes the results of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.
CHLOR ALKALI PRODUCTS AND VINYLS
Chlor Alkali Products and Vinyls sales for the fourth quarter 2025 were $856.4 million, compared to $953.7 million in the fourth quarter 2024. The decrease in sales was primarily due to lower pricing, partially offset by higher volumes. Fourth quarter 2025 segment loss was ($14.7) million, compared to segment earnings of $75.2 million in the fourth quarter 2024. The $89.9 million decrease in segment earnings was primarily due to lower pricing and higher operating costs, primarily from unabsorbed fixed costs incurred from production disruptions and planned maintenance turnarounds, partially offset by higher volumes and decreased costs associated with products purchased from other parties. Chlor Alkali Products and Vinyls fourth quarter 2025 results included depreciation and amortization expense of $101.1 million compared to $105.5 million in the fourth quarter 2024.
EPOXY
Epoxy sales for the fourth quarter 2025 were $359.3 million, compared to $282.2 million in the fourth quarter 2024. The increase in sales was primarily due to higher volumes. Fourth quarter 2025 segment loss was ($19.2) million, compared to segment loss of ($27.4) million in the fourth quarter 2024. The $8.2 million increase in segment results was due to higher volumes and a favorable product mix, partially offset by higher operating costs, primarily from planned maintenance turnarounds. Product margins were comparable year over year. Epoxy fourth quarter 2025 results included depreciation and amortization expense of $12.6 million compared to $13.1 million in the fourth quarter 2024.
WINCHESTER
Winchester sales for the fourth quarter 2025 were $449.4 million, compared to $435.4 million in the fourth quarter 2024. Sales were comparable as higher military sales and military project revenue were offset by lower commercial ammunition sales. Fourth quarter 2025 segment earnings were $0.6 million, compared to $42.0 million in the fourth quarter 2024. The $41.4 million decrease in segment earnings was primarily due to lower commercial ammunition pricing and shipments and higher operating and raw material costs, including propellant and commodity metal costs. Winchester fourth quarter 2025 results included depreciation and amortization expense of $9.0 million compared to $9.1 million in the fourth quarter 2024.
CORPORATE AND OTHER COSTS
Other corporate and unallocated costs in the fourth quarter 2025 were $1.5 million lower than the fourth quarter 2024 as lower legal and legal-related settlement costs, were partially offset by higher incentive costs, including mark-to-market adjustments on stock-based compensation.
RESTRUCTURING CHARGES

Restructuring charges in the fourth quarter of 2025 included a charge of $9.6 million, including a $4.1 million non-cash asset impairment charge, for the planned closure of our epoxy resin manufacturing facility in Guarujá, Brazil in the first quarter 2026. Olin expects to realize structural cost savings of approximately $10 million annually, while continuing to serve our Brazilian epoxy customers.

LIQUIDITY AND SHARE REPURCHASES
The cash balance on December 31, 2025, was $167.6 million. Olin ended the fourth quarter 2025 with net debt of approximately $2.7 billion and a net debt to adjusted EBITDA ratio of 4.1 times. On December 31, 2025, Olin had available liquidity of approximately $1.0 billion.

During fourth quarter 2025, approximately 0.5 million shares of common stock were repurchased at a cost of $10.1 million. During 2025, approximately 2.2 million shares of common stock were repurchased at a cost of $50.5 million. On December 31, 2025, Olin had approximately $1.9 billion available under its share repurchase authorizations.
CONFERENCE CALL INFORMATION
Olin senior management will host a conference call to discuss fourth quarter 2025 financial results at 9:00 a.m. Eastern Time on Friday, January 30, 2026. Remarks will be followed by a question-and-answer session. Associated slides, which will be available the evening before the call, and the conference call webcast will be accessible via Olin’s website, www.olin.com, under the fourth quarter conference call icon. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern Time. A final transcript of the call will be posted the next business day.
COMPANY DESCRIPTION
Olin Corporation is a leading vertically integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach, hydrogen, and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, industrial cartridges, and clay targets.

Visit www.olin.com for more information on Olin Corporation.

FORWARD-LOOKING STATEMENTS
This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.
We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "outlook," "project," "estimate," "forecast," "optimistic," "target," and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.
The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2024, and our Quarterly Reports on Form 10-Q and other reports furnished or filed with the SEC, include, but are not limited to, the following:
Business, Industry and Operational Risks
•sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us;
•declines in average selling prices for our products and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;
•unsuccessful execution of our operating model, which prioritizes Electrochemical Unit (ECU) margins over sales volumes;
•failure to control costs and inflation impacts or failure to achieve targeted cost reductions;
•our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;
•availability of and/or higher-than-expected costs of raw material, energy, transportation, and/or logistics;
•the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;
•exposure to physical risks associated with climate-related events or increased severity and frequency of severe weather events;
•the failure or an interruption, including cyber-attacks, of our information technology systems;
•risks associated with our international sales and operations, including economic, political or regulatory changes;
•failure to identify, attract, develop, retain and motivate qualified employees throughout the organization and ability to manage executive officer and other key senior management transitions;
•our inability to complete future acquisitions or joint venture transactions or successfully integrate them into our business;
•adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;
•weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior credit facility;
•our indebtedness and debt service obligations;
•the effects of any declines in global equity markets on asset values and any declines in interest rates or other significant assumptions used to value the liabilities in, and funding of, our pension plans;
•our long-range plan assumptions not being realized, causing a non-cash impairment charge of long-lived assets;

Legal, Environmental and Regulatory Risks
•changes in, or failure to comply with, legislation or government regulations or policies, including changes regarding our ability to manufacture or use certain products and changes within the international markets in which we operate;
•new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;
•unexpected outcomes from legal or regulatory claims and proceedings;
•costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;
•various risks associated with our Lake City U.S. Army Ammunition Plant contract and performance under other governmental contracts; and
•failure to effectively manage environmental, social and governance issues and related regulations, including climate change and sustainability.
All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2026-03

Olin Corporation
Consolidated Statements of Operations (a)
	Three Months Ended December 31,		Years Ended December 31,
($ in millions, except per share amounts)	2025	2024	2025	2024
Sales	$1,665.1	$1,671.3	$6,780.8	$6,540.1
Operating Expenses:
Cost of Goods Sold	1,633.8	1,513.4	6,279.3	5,802.6
Selling and Administrative	94.0	100.3	388.3	408.5
Restructuring Charges	19.1	10.3	33.4	33.3
Other Operating Income	0.3	—	0.5	0.8
Operating (Loss) Income	(81.5)	47.3	80.3	296.5
Losses of Non-consolidated Affiliates	(0.7)	—	(3.1)	—
Interest Expense	(46.2)	(44.9)	(188.3)	(184.5)
Interest Income	0.4	1.0	4.4	3.7
Non-operating Pension Income	5.1	6.6	20.6	26.0
Income (Loss) before Taxes	(122.9)	10.0	(86.1)	141.7
Income Tax (Benefit) Provision	(37.4)	(0.1)	(42.7)	36.7
Net (Loss) Income	(85.5)	10.1	(43.4)	105.0
Net Income (Loss) Attributable to Noncontrolling Interests	0.2	(0.6)	(0.6)	(3.6)
Net (Loss) Income Attributable to Olin Corporation	$(85.7)	$10.7	$(42.8)	$108.6
Net (Loss) Income Attributable to Olin Corporation per Common Share:
Basic	$(0.75)	$0.09	$(0.37)	$0.92
Diluted	$(0.75)	$0.09	$(0.37)	$0.91
Dividends per Common Share	$0.20	$0.20	$0.80	$0.80
Average Common Shares Outstanding - Basic	113.9	116.1	114.6	117.8
Average Common Shares Outstanding - Diluted	113.9	117.3	114.6	119.5

(a) Unaudited.

Olin Corporation
Segment Information (a)
	Three Months Ended December 31,		Years Ended December 31,
($ in millions)	2025	2024	2025	2024
Sales:
Chlor Alkali Products and Vinyls	$856.4	$953.7	$3,684.4	$3,630.2
Epoxy	359.3	282.2	1,371.8	1,226.3
Winchester	449.4	435.4	1,724.6	1,683.6
Total Sales	$1,665.1	$1,671.3	$6,780.8	$6,540.1
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls	$(14.7)	$75.2	$256.1	$296.4
Epoxy	(19.2)	(27.4)	(103.5)	(85.0)
Winchester	0.6	42.0	67.7	237.9
Corporate/Other:
Environmental Expense	(10.2)	(10.8)	(24.5)	(30.2)
Other Corporate and Unallocated Costs	(19.9)	(21.4)	(85.7)	(90.1)
Restructuring Charges	(19.1)	(10.3)	(33.4)	(33.3)
Other Operating Income	0.3	—	0.5	0.8
Interest Expense	(46.2)	(44.9)	(188.3)	(184.5)
Interest Income	0.4	1.0	4.4	3.7
Non-operating Pension Income	5.1	6.6	20.6	26.0
Income (Loss) before Taxes	$(122.9)	$10.0	$(86.1)	$141.7

(a) Unaudited.

Olin Corporation
Consolidated Balance Sheets (a)
	December 31,	December 31,
($ in millions, except per share data)	2025	2024
Assets:
Cash and Cash Equivalents	$167.6	$175.6
Accounts Receivable, Net	844.5	1,007.8
Income Taxes Receivable	66.6	11.5
Inventories, Net	784.5	823.5
Other Current Assets	107.9	61.4
Total Current Assets	1,971.1	2,079.8
Property, Plant and Equipment (Less Accumulated Depreciation of $5,508.7 and $5,189.2)	2,196.9	2,328.4
Operating Lease Assets, Net	298.6	302.2
Deferred Income Taxes	47.2	53.4
Other Assets	1,210.0	1,185.1
Intangibles, Net	174.4	206.6
Goodwill	1,427.6	1,423.6
Total Assets	$7,325.8	$7,579.1
Liabilities and Shareholders' Equity:
Current Installments of Long-term Debt	$16.3	$129.0
Accounts Payable	806.1	861.6
Income Taxes Payable	23.9	141.3
Current Operating Lease Liabilities	59.7	64.8
Accrued Liabilities	555.1	435.5
Total Current Liabilities	1,461.1	1,632.2
Long-term Debt	2,811.0	2,713.2
Operating Lease Liabilities	252.5	243.2
Accrued Pension Liability	200.9	197.7
Deferred Income Taxes	334.9	430.5
Other Liabilities	337.1	306.9
Total Liabilities	5,397.5	5,523.7
Commitments and Contingencies
Shareholders' Equity:
Common Stock, $1.00 Par Value Per Share; Authorized 240.0 Shares; Issued and Outstanding 113.6 and 115.7 Shares	113.6	115.7
Accumulated Other Comprehensive Loss	(414.5)	(450.1)
Retained Earnings	2,197.5	2,357.5
Olin Corporation's Shareholders' Equity	1,896.6	2,023.1
Noncontrolling Interests	31.7	32.3
Total Equity	1,928.3	2,055.4
Total Liabilities and Equity	$7,325.8	$7,579.1

(a) Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows (a)
	Years Ended December 31,
($ in millions)	2025	2024
Operating Activities:
Net (Loss) Income	$(43.4)	$105.0
Depreciation and Amortization	521.6	518.1
Losses of Non-consolidated Affiliates	3.1	—
Stock-based Compensation	20.7	17.1
Write-off of Equipment and Facility Included in Restructuring Charges	4.1	—
Deferred Income Taxes	(96.0)	(33.7)
Qualified Pension Plan Contributions	(0.7)	(1.3)
Qualified Pension Plan Income	(18.1)	(23.3)
Changes in Assets and Liabilities:
Receivables	123.7	(119.4)
Income Taxes Receivable/Payable	(179.8)	(1.6)
Inventories	80.0	25.9
Other Current Assets	(8.8)	2.4
Accounts Payable and Accrued Liabilities	53.0	72.8
Other Assets	(7.3)	(28.4)
Other Noncurrent Liabilities	22.3	(35.1)
Other Operating Activities	(0.2)	4.7
Net Operating Activities	474.2	503.2
Investing Activities:
Capital Expenditures	(226.3)	(195.1)
Business Acquired in Purchase Transaction, Net of Cash Acquired	(55.8)	—
Payments under Other Long-term Supply Contracts	(31.0)	(58.6)
Investments in Non-consolidated Affiliates	(1.8)	(23.0)
Other Investing Activities	(4.7)	(7.0)
Net Investing Activities	(319.6)	(283.7)
Financing Activities:
Long-term Debt (Repayments) Borrowings, Net	(11.2)	169.7
Common Stock Repurchased and Retired	(50.5)	(300.3)
Stock Options Exercised	2.3	23.9
Employee Taxes Paid for Share-based Payment Arrangements	—	(10.5)
Dividends Paid	(91.6)	(94.2)
Debt Issuance Costs	(12.0)	(1.2)
Net Financing Activities	(163.0)	(212.6)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	0.4	(1.6)
Net (Decrease) Increase in Cash and Cash Equivalents	(8.0)	5.3
Cash and Cash Equivalents, Beginning of Year	175.6	170.3
Cash and Cash Equivalents, End of Year	$167.6	$175.6

(a) Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Adjusted EBITDA (a)
Olin's definition of Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax provision (benefit), other expense (income), restructuring charges (income) and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax provision (benefit), other expense (income) and restructuring charges (income). Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.
	Three Months Ended December 31,		Years Ended December 31,
($ in millions)	2025	2024	2025	2024
Reconciliation of Net (Loss) Income to Adjusted EBITDA:
Net (Loss) Income	$(85.5)	$10.1	$(43.4)	$105.0
Add Back:
Interest Expense	46.2	44.9	188.3	184.5
Interest Income	(0.4)	(1.0)	(4.4)	(3.7)
Income Tax (Benefit) Provision	(37.4)	(0.1)	(42.7)	36.7
Depreciation and Amortization	125.7	129.2	521.6	518.1
EBITDA	48.6	183.1	619.4	840.6
Add Back:
Restructuring Charges	19.1	10.3	33.4	33.3
Environmental Recoveries	—	—	(1.0)	—
Adjusted EBITDA	$67.7	$193.4	$651.8	$873.9

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Net Debt to Adjusted EBITDA (a)
Olin's definition of Net Debt to Adjusted EBITDA is Net Debt divided by Adjusted EBITDA. Net Debt at the end of any reporting period is defined as the sum of our current installments of long-term debt and long-term debt, less cash and cash equivalents. Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax provision (benefit), other expense (income), restructuring charges (income) and certain other non-recurring items. Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a measure of our ability to manage our indebtedness. The use of non-GAAP financial measures is not intended to replace any measures of indebtedness or liquidity determined in accordance with GAAP and Net Debt or Net Debt to Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.
	December 31,	December 31,
($ in millions)	2025	2024
Current Installments of Long-term Debt	$16.3	$129.0
Long-term Debt	2,811.0	2,713.2
Total Debt	2,827.3	2,842.2
Less: Cash and Cash Equivalents	(167.6)	(175.6)
Net Debt	$2,659.7	$2,666.6

Adjusted EBITDA	$651.8	$873.9

Net Debt to Adjusted EBITDA	4.1	3.1

(a)	Unaudited.